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OF THE SECURITIES EXCHANGE ACT OF 1934
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Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097

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Gladstone Investment Corporation\DE
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
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Bulldog Investors, LLC,
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
(201) 556-0092 //
Fax: (201) 556-0097 //
info@bulldoginvestors.com

			August 5, 2013

Dear Fellow Shareholder of Gladstone Investment Corporation (GAIN):

There is a reason why the board of directors of a closed-end fund like
GAIN cannot unilaterally issue additional shares below NAV. They have a huge conflict of interest because such an offering dilutes the net asset value of the existing shares while management's fees increase considerably.

Conversely, when the shares of a closed-end fund are trading at a big discount to NAV, share repurchases benefit shareholders by increasing the NAV per share but reduce management's fees.

We recently asked David Gladstone to commit to implement a meaningful share repurchase program for GAIN. He said "no" because he claimed GAIN had no cash. Therefore, we were surprised to hear him tell shareholders on the quarterly earnings conference call that "we've got plenty of room under our line of credit to borrow, so we're very active obviously and looking for new deals." He also said: "I know people get hung up on the discount but that's really not as relevant as some other statistics." Count me as one of those people "hung up on the discount" because it represents a real loss to shareholders. That is why, instead of looking for new deals, we think GAIN should be using any excess cash to repurchase its own shares at a 17% discount from NAV.

	The discount on GAIN's shares reflects a supply-demand imbalance. Therefore, it makes no sense to add to the problem by issuing additional shares at a discount. Is Mr. Gladstone thinking about his own fees by recommending that shareholders vote to permit a secondary offering that will dilute existing shareholders, and by rejecting a share buyback program that will be accretive to NAV? It sure looks that way.

	We urge all shareholders to send Mr. Gladstone and the board a message that, with GAIN trading at a large discount to NAV, this is the time to be repurchasing shares, not issuing more shares.

PLEASE VOTE AGAINST THE PROPOSAL TO ISSUE MORE SHARES BELOW NAV.

							Very truly yours,

							/S/Phillip Goldstein

							Phillip Goldstein
							Principal